                                                                   Exhibit 23.2


                         Independent Auditors' Consent


The Board of Directors
Sumitomo Life Realty (N.Y.), Inc.:

We consent to the use of our reports dated September 5, 2003, with respect to the statements of revenues and certain operating expenses of 425 Lexington Avenue, New York, New York; 499 Park Avenue, New York, New York; and 1200 19th and M Street, Washington, D.C., and our report dated March 19, 2004, with respect to the statements of revenues and certain operating expenses of 600 Lexington Avenue, New York, New York, included in this registration statement on Form S-11 (No. 333-108780) of Hines Real Estate Investment Trust, Inc., and to the reference to our firm under the heading "Experts" in the registration statement.



                                                  /s/ KPMG LLP




New York, New York


June 9, 2004